Exhibit 14.1

Starry Code of Conduct and Ethics

Table of Contents:
Starry Code of Conduct and Ethics	2

Introduction	2
Who this Code of Conduct and Ethics Applies To	2
Employee Responsibilities	2
Starry’s Responsibilities	3
No Retaliation	3

Respect Each Other	3
We Promote Diversity, Inclusion and Equal Employment Opportunity	3
We Do Not Tolerate Harassment or Discrimination	3
We Prioritize Employee Health and Safety	4
We are Responsible with Alcohol and Drugs	4
We Take Violence Prevention Seriously	5
We Act Responsibly on Social Media	5

Be Personally Accountable	5
We Identify and Avoid Conflicts of Interest	5
Outside Employment, Advisory Roles, Board Seats, and Starting Your Own Business	5
Business Opportunities Found Through Work	5
Personal Investments	5
Loans or Other Financial Transactions	6
Significant Personal Relationships	6
Improper Personal Benefits and Gifts	6
We Disclose Potential Conflicts of Interest	7

Comply with the Law	7
We Do Not Engage in Insider Trading	7
We Act Appropriately When Interacting with the Government	7
We Never Engage in Bribery or Other Forms of Corruption	7
We Regulate Starry’s Political Contributions	8
We Comply with Antitrust Laws	8
We Comply with International Trade Laws	9
We Maintain Accurate and Reliable Business Records	9
We Make Accurate Disclosures	9

Preserve Confidentiality	10
We Protect Starry’s Confidential Information	10
We Respect our Partners’ Confidential Information and Intellectual Property	10
We Engage in Fair Competition	11
Speaking to the Press or Public	11

Protect Starry Property	11
We Only Use Starry Property for Starry’s Benefit	11
We Understand the Importance of Physical and Information Security	11
We Respect and Protect Privacy and Personal Information	12
Waivers	12

Final Note	12

Starry Code of Conduct and Ethics

Introduction

This Starry Code of Conduct and Ethics is built around the recognition that everything we do in connection with our work at Starry will be, and should be, consistent with the highest possible standards of ethical business conduct.

Who this Code of Conduct and Ethics Applies To

This Code of Conduct and Ethics applies to all employees, officers, and directors of Starry Group Holdings, Inc. and its subsidiaries. In addition to this Code of Conduct and Ethics, we also have policies and guidelines that outline our responsibilities to each other. In several places, this Code of Conduct and Ethics refers to those specific policies. Everything we do is a reflection of Starry. The best way to safeguard our reputation and preserve our culture is to hold ourselves accountable.

Employee Responsibilities

We expect all employees to:

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Comply with this Code of Conduct and Ethics. Every Starry employee is expected to understand and comply with the requirements described in this Code of Conduct and Ethics. We also expect you to be aware of and comply with the laws and regulations that apply to your area of responsibility. If you don’t understand a particular law or regulation or if you are not sure it applies to you, ask the Legal team for help. Consequences of violating this Code of Conduct and Ethics or another Starry policy will depend on the gravity of the violation and can result in discipline up to and including termination.

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Use good judgment and ask questions. Before you make a work-related decision or take action, think about Starry’s Core Values and this Code of Conduct and Ethics. Ask yourself the following questions. If the answer to any of the questions below is “No” or “I don’t know,” your decision or action is probably inappropriate:

•	Is this action legal and ethical?

•	Is this action aligned with both the spirit and the letter of the Code of Conduct and Ethics?

•	Is this action aligned with Starry’s Core Values?

•	Will this action seem appropriate to others?

•	Would your coworkers be embarrassed or compromised if this action were to become known within Starry or publicly?

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Speak up and report concerns. If you see or hear of any violation of this Code of Conduct and Ethics, another Starry policy, or any legal or regulatory requirements, you must notify your manager, the People team, or the Legal team. If you feel uncomfortable about a situation or have any doubts about whether conduct is consistent with this Code of Conduct and Ethics, we encourage you to speak to your manager, the People team, or the Legal team. You may reach out directly to any contact on either the People team or Legal team or use one of the following email addresses:

•	People team: ethics.peopleteam@starry.com

•	Legal team: ethics.legalteam@starry.com

Alternatively, employees can anonymously report their concerns via Integrity Counts (our ethics compliance hotline) as follows:

•	Toll free reporting hotline: 1-866-921-6714

•	Email: starry@integritycounts.ca

•	Web: https://www.integritycounts.ca/org/starry

You are also required to fully cooperate in any Starry investigation, and keep any information shared with you confidential to safeguard the integrity of the investigation.

Starry’s Responsibilities

Starry will thoroughly, promptly, and impartially examine and address employee questions, concerns and reports of violations of this Code of Conduct and Ethics. We will take appropriate steps to maintain confidentiality to the greatest extent possible, though we cannot guarantee absolute confidentiality or anonymity. Employees are required to cooperate with investigations conducted by Starry by providing truthful and complete responses to investigators.

If you are accused of violating this Code of Conduct and Ethics, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. When claims are substantiated in whole or in part, we will take appropriate action, from training and coaching, to warnings, to employment termination or termination of any other business relationship. For a director, that may include a request that such director resign from the Board of Directors of Starry.

No Retaliation

It is a violation of this Code of Conduct and Ethics to retaliate against anyone because they reported a concern, they helped someone else report a concern, they participated in an investigation, they exercised a legal right or they acted according to a Starry policy. If you suspect retaliation or have any questions about retaliation, please let us know. Reach out to any manager, the People team, or the Legal team to report retaliation.

Respect Each Other

We Promote Diversity, Inclusion and Equal Employment Opportunity

We believe in and pursue equal opportunity employment practices in every aspect of our business. This means we give every applicant and employee equal opportunities without regard to race, color, religion, creed, national origin, ancestry, sex, age (40 and above), qualified mental or physical disability, sexual orientation, gender identity, genetic carrier status, any veteran status, any military service, any application for any military service, or any other category or class protected by federal, state, or local laws.

We make employment-related decisions only on the basis of individual ability, performance, experience, and business requirements. Our employees should be free from discrimination in all aspects of the employment relationship — from recruitment and hiring, compensation, performance evaluations, project assignments, training opportunities, promotions, to the end of employment.

We Do Not Tolerate Harassment or Discrimination

We have a fundamental commitment to treating our employees with dignity and respect and will not tolerate harassment, discrimination, or inappropriate conduct of any kind. The support of equal employment opportunity includes the recognition that harassment of or discrimination towards employees on account of race, color, religion, creed, sex, national origin, ancestry, age (40 and above), qualified mental or physical disability, sexual orientation, gender identity, genetic carrier status, any veteran status, any military service, any application for military service, or membership in any other category or class protected under the law will not be tolerated.

Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures. All employees have the right to be free from slurs or any other verbal or physical conduct that constitutes such harassment.

If you have any complaints about discrimination or harassment, report such conduct to your manager, the People team, or the Legal team. Alternatively, employees can anonymously report their concerns via Integrity Counts (our ethics compliance hotline) as follows:

•	Toll free reporting hotline: 1-866-921-6714

•	Email: starry@integritycounts.ca

•	Web: https://www.integritycounts.ca/org/starry

Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the People team or Legal team immediately.

All complaints will be treated with sensitivity and discretion. We will take appropriate steps to maintain confidentiality to the greatest extent possible, consistent with law and Starry’s need to investigate your concern, though we cannot guarantee absolute confidentiality or anonymity. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action, up to and including, termination of employment. Starry strictly prohibits retaliation against an employee who, in good faith, files a complaint.

Please see Starry’s Freedom from Harassment Policy and Sexual Harassment Prevention Policy in our Employee Guide for further details regarding harassment and discrimination and Starry’s process for handling reports of such conduct.

We Prioritize Employee Health and Safety

Providing a safe and healthy working environment for our employees is a key consideration in every phase of our operations. Starry is committed to providing the tools, training, and resources necessary to manage, control, or eliminate all safety and health hazards for our employees. As part of our commitment to safety, Starry has also established written Health and Safety programs encompassing the following areas (collectively, the “Health and Safety Programs”). Starry employees must comply with all applicable environmental, health and safety laws, regulations, and Starry’s Health and Safety Programs.

If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your manager, our Director of Employee Health and Safety, the People team, or the Legal team.

We are Responsible with Alcohol and Drugs

It is never acceptable to be under the influence of drugs or alcohol on Starry premises or while working such that your ability to safely and effectively perform your job or behave appropriately would be impaired. This prohibition applies to substances including certain legal and illegal drugs, inhalants and prescription or over-the-counter medications, whether prescribed for you or not. Likewise, you are prohibited from reporting for work, or driving a Starry vehicle or any vehicle on Starry business, while under the influence of alcohol or any illegal drug or controlled substance. No one is allowed to possess, sell, purchase or distribute illegal drugs on our premises or while conducting Starry business (including at any Starry- sponsored event or in Starry-provided transportation).

Drinking alcoholic beverages is prohibited while on duty or on the premises of Starry, except at specified Starry-sanctioned events or as otherwise authorized by management. Employees must be of a legal drinking age, behave responsibly, and follow office policies with respect to drinking alcohol at Starry offices and at Starry-sponsored events. It is never okay to offer a drink to anyone (guest, intern, or otherwise) who is not old enough to legally drink alcohol — whether in Starry offices or at Starry events. Whenever two or more co-workers gather, we expect you to treat it like a work setting, even after-hours or off-site. Work settings are not for excessive consumption of alcohol and we expect you to know your limits and treat each other with respect.

We also expect employees to act professionally when hosting events with alcohol in a work setting. For instance, employees hosting work events should serve food, offer non-alcoholic beverages, and respect their colleagues’ decisions (like when they say they’ve had enough to drink). Please see the “Alcohol and Drugs” section of the Starry Employee Guide for additional information.

We Take Violence Prevention Seriously

The safety and security of Starry employees is vitally important. Starry will not tolerate violence or threats of violence in, or related to, the workplace. If you experience, witness, or otherwise become aware of a violent or potentially violent situation that occurs on Starry’s property or affects Starry’s business you must immediately report the situation to your manager, the People team, or the Legal team.

Starry does not permit any individual to have weapons of any kind on Starry property, in any Starry vehicle, in any personal vehicle being used in connection with your job, or off-site while on Starry business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Starry to carry weapons.

We Act Responsibly on Social Media

Starry employees are accountable for what they do and say on social media and are encouraged to conduct themselves in a responsible, respectful, and honest manner at all times. The Starry Employee Guide contains Social Media Guidelines and is a resource for employees. Read it carefully and ensure you act consistent with it when engaging on social media.

Be Personally Accountable

We Identify and Avoid Conflicts of Interest

Employees, officers, and directors must act in the best interests of Starry. When you are in a situation in which competing loyalties could cause you to pursue a personal benefit for you, your friends, or your family at the expense of Starry or our subscribers, you may be faced with a conflict of interest. All of us should avoid conflicts of interest and circumstances that reasonably present the appearance of a conflict.

Identifying potential conflicts of interest may not always be clear-cut. If you are unsure about a potential conflict, talk to your manager, the People team, or the Legal team. Below, we provide guidance in six areas where conflicts of interest often arise:

Outside Employment, Advisory Roles, Board Seats, and Starting Your Own Business

Avoid accepting employment, advisory positions, or board seats with Starry competitors or business partners when your judgment could be, or could appear to be, influenced in a way that could harm Starry. Additionally, because board seats come with fiduciary obligations that can make them particularly tricky from a conflict of interest perspective, you should notify your manager before accepting a board seat with any outside company. Starry board members and employees who are Vice President and above should also notify the Legal team. Finally, do not start your own business if it will compete with Starry.

Business Opportunities Found Through Work

You have an obligation to advance Starry’s interests when the opportunity to do so arises. Business opportunities discovered or presented through your work at Starry belong first to Starry, unless otherwise agreed to by Starry. No employee or director may use corporate property, information, or their position with Starry for personal gain while employed by Starry or serving on our Board of Directors

Personal Investments

You should avoid investing in companies that are Starry competitors or business partners when the investment presents a conflict of interest or reasonably presents the appearance of a conflict. When determining whether a personal investment creates a conflict of interest, consider if you are in a position to influence transactions between Starry and a business in which you have invested. If a real or apparent conflict arises, disclose the conflict to your manager, the People team or the Legal team. The Legal team will help determine whether a conflict exists and, if appropriate, the best approach to eliminate the conflict. Investments in venture capital or other similar funds that invest in a broad cross-section of companies that may include Starry competitors or business partners generally do not create conflicts of interest. However, a conflict of interest may exist if you control the fund’s investment activity.

Loans or Other Financial Transactions

You should avoid obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company that you know or suspect is a material customer, supplier, or competitor of Starry. This guideline does not prohibit arms-length transactions with banks, brokerage firms, or other financial institutions.

Significant Personal Relationships

Personal relationships in the workplace can present a real or perceived conflict of interest when one individual in the relationship makes or influences employment decisions regarding the other, including performance or compensation. Significant personal relationships include, but are not limited to, spouses, domestic partners, family members, dating or physical relationships, close friends, and business relationships outside of Starry. Do not conduct Starry business with family members or others with whom you have a significant personal relationship. Do not use your position at Starry to obtain favored treatment for yourself, family members, or others with whom you have a personal relationship. This applies to product purchases or sales, investment opportunities, hiring, promoting, selecting contractors or suppliers, and any other business matter. If you believe that you have a potential conflict involving a family member or other individual, disclose it to your manager, the People team, or the Legal team to review and work through any potential conflicts. You should not allow any relationship to disrupt the workplace or interfere with your work or judgment.

Improper Personal Benefits and Gifts

Gifts and entertainment should not compromise, or appear to compromise, your ability to make objective and fair business decisions on behalf of Starry. As a general rule, you may give or receive gifts or entertainment to or from partners, customers, or suppliers only if the gift or entertainment is reasonable in value, justified, proportionate, intended to further legitimate business goals, in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. In any event, gifts must be less than $250 in value per gift and less than $1,000 per calendar year from or to any single third party or its affiliates or partners.

Giving or receiving gifts of cash and cash equivalents (such as gift cards or vouchers) to and/or from any third party with whom Starry does business are prohibited. Notwithstanding the foregoing, the giving of cash equivalents (such as gift cards and vouchers) are permitted as part of a formal Starry sales and marketing policy and the amount of such cash equivalents is tracked pursuant to Starry’s applicable financial reporting policies. All gifts and entertainment expenses should be properly accounted for on expense reports. If you have any questions about whether it is permissible to give or receive a gift or something else of value, contact your manager or the Legal team for guidance.

Notwithstanding anything to the contrary above, gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S. government, any state or local government, any foreign government, or any agencies of any domestic or foreign government body. The giving and receiving of gifts is also subject to a variety of laws and regulations, including laws covering the marketing of products, bribery, and kickbacks. If you conduct business in a foreign country on behalf of Starry, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks, or other improper payments. You are expected to understand and comply with all laws, rules, and regulations that apply to your job position. See the “We Never Engage in Bribery or Other Forms of Corruption” and “We Act Appropriately When Interacting with the Government” portions of this Code of Conduct and Ethics for more details. Please also refer to Starry’s Anti-bribery and Corruption Policy in Starry’s Employee Guide for additional information. This section of the Code of Conduct and Ethics will be interpreted in a manner that is consistent with such policy.

We Disclose Potential Conflicts of Interest

Starry requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Chief Legal Officer, or if you are a director or executive officer, to the Board of Directors. Starry’s Chief Legal Officer or the Board of Directors, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. All transactions that could give rise to a conflict of interest involving a director, executive officer or principal financial officer must be approved by the Board of Directors, and any such approval will not be considered a waiver of this Code of Conduct and Ethics.

Comply with the Law

Starry takes its responsibilities to comply with laws and regulations very seriously and all employees are expected to comply with applicable legal requirements and prohibitions. While it’s impossible for anyone to know all aspects of every applicable law, you should understand the major laws and regulations that apply to your work. Reach out to the Legal team if you have questions, but a few specific laws are easy to violate unintentionally and so are worth pointing out here:

We Do Not Engage in Insider Trading

Federal securities laws prohibit “insider trading.” Insider trading occurs when a person purchases or sells a security while in possession of material nonpublic information. Information is material if it would likely be considered important by an investor who is deciding whether to buy or sell a security, or if the information is likely to have a significant effect on the market price of the security. Both positive and negative information may be considered material.

Never buy or sell Starry securities, including Starry stock, if you are aware of information that has not been publicly announced and that could have a material effect on the value of the securities. It is illegal and against Starry policy to give anyone, including friends and family, tips on when to buy or sell securities when aware of material nonpublic information concerning that security.

As part of your work for Starry, you may receive information that has not been publicly announced and that could have a material effect on the value of publicly listed securities of one of our suppliers, manufacturers, vendors, or other partners. As a result, you may not buy or sell securities of any other company that Starry conducts business with when that information is obtained during the course of your employment with Starry. .

Please review our Insider Trading Policy for more information.

We Act Appropriately When Interacting with the Government

Starry may conduct business with the U.S. government, any state or local government, any foreign government, or any agency of any domestic or foreign government body. Starry is committed to conducting its business with all governments and government agencies with the highest standards of business ethics and in compliance with all applicable laws and regulations. If your job includes interacting with any government agency – including preparation, research, and other background activities that are done in support of lobbying communication – you are expected to understand and comply with the special laws, rules, and regulations that apply. If any doubt exists about whether a course of action is lawful, you should talk to your manager or the Legal team.

We Never Engage in Bribery or Other Forms of Corruption

Like all businesses, Starry is subject to laws, both U.S. and non-U.S., that prohibit bribery in virtually every kind of commercial setting.

A bribe is offering or giving anything of value, including cash, cash equivalents such as gift cards, gifts, meals, travel, and entertainment, to any person for the purpose of obtaining or retaining business, or securing an improper advantage. Kickbacks are a type of bribery, and occur when a person is offered money or something of value in exchange for providing something, such as information, a discount, or a favor, to a third party.

The rule for us at Starry is simple – don’t bribe anybody, anytime, for any reason and don’t accept bribes, kickbacks, or other improper inducements.

You need to know that offering gifts, entertainment, or other business courtesies that could be perceived as bribes becomes especially problematic if you’re dealing with a government official, which includes: any government employee; candidate for public office; or employee of government-owned or -controlled companies, public international organizations, or political parties. Several laws around the world, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act, specifically prohibit offering or giving anything of value to government officials to influence official action or to secure an improper advantage. This not only includes traditional gifts, but also things like meals, travel, political or charitable contributions, and job offers for government officials’ relatives. Never give gifts to thank government officials for doing their jobs.

By contrast, it can be permissible to make infrequent and moderate expenditures for gifts and business entertainment for government officials that are directly tied to promoting our products or services (e.g., providing a modest meal at a day-long demonstration of Starry products). Payment of such expenses can be acceptable (assuming they are permitted under local law) but may require pre-approval from the Legal team.

In sum, before offering any gifts or business courtesies to a U.S. or other government official, you should consult Starry’s Anti-Corruption and Bribery Policy in the Employee Guide. Carefully follow the limits and prohibitions described there, and obtain any required pre-approvals. If after consulting the Policy you aren’t sure what to do, ask the Legal team.

We Regulate Starry’s Political Contributions

Starry’s policy is that it does not make political contributions to individual candidates or political parties. Any corporate political contributions, whether monetary or in-kind (including lending or donating equipment or technical services), must be approved in advance by Starry’s Chief Legal Office to ensure compliance with all applicable laws. It is also illegal for Starry to reimburse an employee for a political contribution.

You are free to personally participate in political activities, including running for and serving in public positions, and supporting candidates and causes, as long as you comply with the points below:

•	Do not represent or give the impression that you are representing Starry during any political activities or in campaign materials.

•	Do not make public comments that could be misconstrued as being made on behalf of Starry, or give the impression that Starry is endorsing any particular legislation, position, or issue.

•	Do not use Starry work time, equipment, or resources for political or campaign activities.

•	If holding a public office, you may need to recuse yourself from any matters involving Starry.

Please contact Starry’s Chief Legal Officer if you have any questions about this policy.

We Comply with Antitrust Laws

Antitrust laws of the United States and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition, or cartel laws where we conduct business.

Certain conduct is absolutely prohibited under these laws, and could result in your imprisonment, not to mention severe penalties for Starry. Examples of prohibited conduct include:

•	agreeing with competitors about prices

•	agreeing with competitors to rig bids or to allocate customers or markets

•	agreeing with competitors to boycott a supplier or customer

Other activities can also be illegal, unfair, or create the appearance of impropriety. Such activities include:

•	sharing competitively sensitive information (e.g., prices, costs, market distribution, etc.) with competitors

•	entering into a business arrangement or pursuing a strategy with the sole purpose of harming a competitor

•	using Starry’s size or strength to gain an unfair competitive advantage

Although the spirit of these laws is straightforward, their application to particular situations can be quite complex, so please contact the Legal team if you have any questions about the antitrust laws and how they apply to you.

We Comply with International Trade Laws

U.S. and international trade laws control where Starry can send or receive its equipment, products, and/or services. These laws are complex and apply to:

•	imports and exports from or into the U.S.

•	imports and exports of equipment and products (including software) from or into other countries, with additional concerns when equipment or products contain components or technology of U.S. origin

•	exports of services or providing services to non-U.S. persons

•	exports of technical data, especially when the technical data is of U.S. origin

What constitutes an “import” or “export” under the law is pretty broad. The scope of these trade laws may also vary from country to country. In addition, Starry must comply with counter-terrorism requirements when engaging in international trade.

The bottom line: If you are in any way involved in sending or making available Starry products, services, software, equipment, or any form of technical data from one country to another, work with your manager to be absolutely sure that the transaction stays well within the bounds of applicable laws. If you or your manager are not sure, please contact the Legal team for guidance.

We Maintain Accurate and Reliable Business Records

Accurate and reliable records are crucial to our business. We follow legal and business rules that relate to written and electronic business records. We maintain accurate books and records and do not tolerate any employee fabricating books and records. We ensure that business records are stored in approved formats, systems, or locations and maintained in the ordinary course of our business. Additionally, no one may destroy or discard documents and information relevant to a lawsuit or legal action (in other words, subject to a “Legal Hold”). Contact the Legal team if you have questions about documents or information subject to a Legal Hold.

We Make Accurate Disclosures

We take actions necessary to ensure full, fair, accurate, timely, and understandable disclosure in our reports and documents filed with the Securities and Exchange Commission and other public communications. Starry’s principal financial officers and other employees working in the finance department or those working with data or systems affecting financial reporting have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely, and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates, and forecasts.

Preserve Confidentiality

We Protect Starry’s Confidential Information

For our business to keep thriving, we must protect our intellectual property and confidential information. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to Starry or its collaborators, customers or suppliers. All employees should take all steps and precautions necessary to restrict access to and secure intellectual property or confidential information, including by:

•	Maintaining the confidentiality of Starry-related transactions

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Conducting our business and social activities so as not to risk inadvertent disclosure of confidential information (e.g., review of confidential documents should not be conducted in public places unless appropriate precautions are taken to prevent access by unauthorized persons)

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Restricting access to confidential and sensitive documents and files (including computer files), such as those containing material, non-public information, to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents)

•	Restricting access to areas, including offices, likely to contain confidential documents or material, non-public information

•	Promptly removing and cleaning up all confidential documents and materials from conference rooms following the conclusion of meetings

•	Disposing of confidential documents and other papers after there is no longer and business or other legally required need, through shredders when appropriate

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Safeguarding laptops, mobile devices, tablets, and other items that contain confidential information, including by complying with Starry’s IT policies to prevent unauthorized access to devices and electronic information

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Avoiding the discussion of material, non-public information in places where the information could be overheard by others, including in elevators, restrooms, hallways, restaurants, airplanes, and rideshares

Starry, not any one individual, owns the confidential information and intellectual property you help create during your employment. It is your responsibility to use it only for Starry’s benefit and not for any other purpose. Only share it with third parties if a non-disclosure agreement is in place. Unauthorized disclosure of confidential information is prohibited and could cause competitive harm to Starry or its collaborators, customers, or suppliers and could result in legal liability to you and Starry. An employee’s and director’s obligation to protect confidential information continues after they leave Starry. For more information on protecting confidential information and IP, please review the Employee Invention Assignment and Confidentiality Agreement you signed when you joined Starry.

We Respect our Partners’ Confidential Information and Intellectual Property

Partners, suppliers, and other third parties may disclose confidential information to Starry during the course of business. We are all responsible for protecting and maintaining the confidentiality of any information entrusted to us by our partners. Compromising that trust may damage relations with our partners and can also result in legal liability. You should also protect any intellectual property licensed from others with the same care used to protect Starry’s intellectual property. Any nonpublic information of our partners, licensors, suppliers and customers should be handled responsibly and in accordance with our agreements with them.

We have specific policies regarding the use of open source software at Starry. Consistent with our policy of respecting the valid intellectual property rights of others, we strictly comply with the license requirements under which open-source software is distributed. Failing to do so may lead to legal claims against Starry, as well as significant damage to Starry’s reputation and its standing in the open-source community. You should not incorporate any open source code into any Starry product, service, or internal project without first receiving permission. If you have any questions on Starry’s use and tracking of open source software, please refer to Starry’s Open Source Software policy or seek guidance from the Legal team.

We Engage in Fair Competition

Fair competition and innovation are at the core of Starry’s business. We respect our competitors and want to compete with them fairly. But we don’t want their confidential information. The same goes for confidential information belonging to any Starry employee’s former employer(s). If an opportunity arises to take advantage of a competitor’s or former employer’s confidential information, don’t do it. Should you happen to come into possession of a competitor’s confidential information, contact the Legal team immediately. You should never seek to eliminate or reduce competition through illegal agreements with collaborators or competitors. You also should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Speaking to the Press or Public

We place a high value on our credibility and reputation in the community. What is written or said about Starry in the news media and investment community directly impacts our reputation, positively or negatively. We are also required to comply with a rule under the federal securities laws referred to as Regulation FD (which stands for “fair disclosure”). Regulation FD provides that, when we disclose material nonpublic information about Starry to securities market professionals, such as analysts, institutional investors, and other investment advisors, or stockholders (where it is reasonably foreseeable that the stockholders will trade on the information), we must also disclose the information to the public.

Our policy is to provide timely, accurate, and complete information in response to public requests (from media, analysts, etc.), consistent with our obligations to maintain the confidentiality of competitive and proprietary information and to prevent selective disclosure of market-sensitive financial data. We have also designated certain individuals as “spokespersons” who are responsible for communicating with analysts, institutional investors, and representatives of the media. Any employee or director who is not a designated Starry spokesperson should not communicate any information about Starry to analysts, institutional investors, or representatives of the media.

For more information on Starry’s policies and procedures regarding public communications and Regulation FD, please review Starry’s Policy Statement – Guidelines for Corporate Disclosure and Regulation FD Policy or contact Starry’s Legal team with any questions you may have about disclosure matters.

Protect Starry Property

We Only Use Starry Property for Starry’s Benefit

Starry gives us the tools and equipment we need to do our jobs effectively but counts on us to be responsible and not wasteful with what we are given. It is your responsibility to use Starry’s property, equipment, other physical assets, and funds solely for Starry’s benefit and not for any personal gain or any other unlawful or improper purpose. Not sure if a certain use of company assets is okay? Please ask your manager or the People team.

Starry property also includes all information and communications in any form, such as email or on paper, that are created or received by you in the course of doing Starry’s business. You should have no expectation of privacy with respect to these communications and information. In addition, Starry may monitor, access, and disclose employee communications and other information on our corporate electronic facilities or on our premises where there is a business need to do so, such as protecting employees and users, maintaining the security of resources and property, or investigating suspected employee misconduct, subject to applicable law.

We Understand the Importance of Physical and Information Security

Starry’s communication facilities (which include our network and the hardware that uses it, like computers and mobile devices) are a critical aspect of our company’s property, both physical and intellectual. Be sure to follow all security policies. Always secure your laptop, important equipment, and your personal belongings, even while on Starry’s premises. Always wear your badge visibly while on site. Don’t tamper with or disable security and safety devices. If you see someone in a secure space without a badge or if you have any reason to believe that our network security has been violated – for example, you lose your laptop or smartphone or think that your network password may have been compromised – please promptly report the incident to the Information Technology and Facilities team. For more information, consult Starry’s Information Security Policy in the Employee Guide.

We Respect and Protect Privacy and Personal Information

As an Internet Service Provider, we understand and respect the privacy responsibility that comes along with our central role in our subscribers’ lives. We are committed to protecting that privacy by restricting access to personal information of subscribers to employees with a business reason to use it and by asking that our employees take steps to protect against unauthorized use or release of this information. For your protection and the privacy of our subscribers, don’t access or try to access personal information of subscribers unless you need it to do your job. For example, don’t use system access rights to check out a friend or celebrity’s account. We regularly monitor employee access and will not hesitate to terminate any employee who abuses their administrative access privileges.

Waivers

Any waiver of this Code of Conduct and Ethics for our directors, executive officers, or other principal financial officers may be made only by the disinterested members of our Board of Directors and will be disclosed to the public as required by law or the rules of the New York Stock Exchange, when applicable. Waivers of this Code of Conduct and Ethics for other employees may be made only by our Chief Legal Officer and will be reported to our Audit Committee.

Final Note

Our employees are the key to keeping this Code of Conduct and Ethics relevant and effective. If together we insist on respectful relationships and a safe and secure workplace, we will ensure that Starry remains a healthy and sustainable workplace for decades to come. If you have any questions about these guidelines, please contact your manager, the People team or the Legal team.

This Code of Conduct and Ethics, as applied to Starry’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code of Conduct and Ethics and the matters contained herein are neither a contract of employment nor a guarantee of continuing Starry policy. Starry reserves the right to amend, supplement or discontinue this Code of Conduct and Ethics and the matters it addresses, without prior notice, at any time.

Effective Date: March 28, 2022